Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Misonix, Inc.

Farmingdale, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-223878) and Forms S-8 (File No. 333-203944, File No. 333-188554, File No. 333-165088, File No. 333-130874, File No. 333-63166, File No. 333-78795, File No. 333-18907, and File No. 333-219348) of Misonix, Inc. of our report dated September 5, 2019, except for the segment information included in Notes 1 and 13, as to which the date is September 3, 2020, relating to the consolidated financial statements (which report on the consolidated financial statements expresses an unqualified opinion and includes an emphasis-of-matter paragraph regarding the adoption of FASB issued Accounting Standards No. 606, “Revenue from Contracts with Customers (Topic 606)”) and financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Melville, New York
September 3, 2020